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                                                                    EXHIBIT 99.2





Contact: Tom Liutkus
         TravelCenters of America
         440-808-7364
         Liutkus.Tom@tatravelcenters.com


             TRAVELCENTERS OF AMERICA ANNOUNCES PLANNED REFINANCING


         Westlake, Ohio - June 2, 2005 - TravelCenters of America (the "Company") announced today that it intends to enter into new $805 million senior secured credit facilities as part of a refinancing of its indebtedness. The Company has engaged J.P. Morgan Securities Inc. and Lehman Brothers Inc. as joint bookrunners and co-lead arrangers of the $805 million senior secured credit facilities, which will consist of a $125 million revolving credit facility and a $680 million term loan. The Company plans to use the proceeds of the new facilities to refinance the outstanding borrowings under the Company's existing senior secured credit facilities, fund a tender offer for the Company's 12 3/4% senior subordinated notes due 2009 and pay related fees and expenses (together, the "Transaction"). The Company expects that the Transaction will close during the second quarter of 2005, subject to approval by the Company's Board of Directors. The final terms of the new facilities are still to be determined.

         This press release contains statements which are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated.

         TravelCenters of America (TA), headquartered in Westlake, Ohio, is the largest network of full-service travel centers and heavy truck repair facilities in North America. The Company has more than 11,500 employees at 159 locations in 40 states and Canada. With more than 30 years of experience, TravelCenters of America has established itself as a leader in serving professional drivers and motorists alike. For more information, go to www.tatravelcenters.com.




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